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                                                                    Exhibit 99.1


(AMERICAN HOMEPATIENT LOGO)                                         NEWS RELEASE
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Contacts:    Joseph F. Furlong       or              Stephen L. Clanton
             President and CEO                       Executive VP & CFO
             (615) 221-8884                          (615) 221-8884
                                                     PRIMARY CONTACT

FOR IMMEDIATE RELEASE

                   AMERICAN HOMEPATIENT, INC. ISSUES STATEMENT
                REGARDING OFFER FROM HIGHLAND CAPITAL MANAGEMENT

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BRENTWOOD, TN. (March 6, 2006) - American HomePatient, Inc. (OTC: AHOM.OB) today confirmed that its Board of Directors received a letter from Highland Capital Management L.P. in which Highland proposes to acquire all of the outstanding shares of American HomePatient for $3.40 per share in cash.

The Board of Directors of American HomePatient, consistent with its fiduciary duties and responsibilities under Delaware law and in consultation with its financial and legal advisors, is in the process of reviewing and assessing the proposal in order to determine the appropriate course of action that will serve the best interests of the Company's stockholders. Without yet assessing this particular offer, the Board reiterated the Company's willingness to consider a transaction with any party, including Highland, that the Board believes may be in the best interest of the Company's stockholders.

Joseph Furlong, the Chief Executive Officer of American HomePatient , stated "While we remain focused on executing our operating strategy for the Company, our Board of Directors has been and continues to be willing to consider alternative strategies to enhance stockholder value."



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American HomePatient has retained UBS Securities as its financial advisor to assist in evaluating any proposed transactions, and the Company has informed Highland that it will explore further the Highland offer.

American HomePatient, Inc. is one of the nation's largest home health care providers with 265 centers in 34 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.'s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD's Electronic Bulletin Board under the symbol AHOM or AHOM.OB.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding current and future reimbursement rates, as well as reimbursement reductions and the Company's ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company does not undertake any responsibility for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.









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